UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2004

SONTRA MEDICAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Minnesota	000-23017	41-1649949
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Forge Parkway

Franklin, Massachusetts 02038

(Address of Principal Executive Offices) (Zip Code)

(508) 553-8850

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 8, 2004, Sontra Medical Corporation (the “Company”) completed a financing (the “Financing”) that provided the Company with net proceeds of approximately $4 million pursuant to the terms of a Common Stock and Warrant Purchase Agreement, dated as of December 8, 2004 (the “Purchase Agreement”). Under the terms of the Purchase Agreement, investors purchased 2,464,713 shares of the Company’s Common Stock in a private placement at a per share purchase price of $1.70. The investors also received warrants (together with the Placement Agent Warrants, the “Warrants”) to purchase up to 985,886 shares of Common Stock. The Warrants are exercisable at a per share price of $2.45 and will expire no later than the fifth anniversary of the issue date. In addition, the Company shall have the right to terminate the Warrants, upon thirty days notice, in the event that the closing price of the Company’s common stock for twenty consecutive trading days is equal or greater than $4.90 per share.

The Company intends to use the net proceeds from the Financing for working capital and general corporate purposes. Additional closings of the Financing at which the Company may issue up to 171,287 additional shares of Common Stock and warrants to purchase up to 68,514 shares of Common Stock on the same terms as the initial closing may be held through December 17, 2004.

The Company agreed to pay to the placement agent for the Financing for its services (a) a cash fee of seven percent of all funds received by the Company in the Financing from all investors, excluding Warrants, and (b) warrants to purchase a number of shares of Common Stock of the Company equal to five percent of the aggregate number of shares of Common Stock issued in the Financing, on the identical terms and conditions (including a per share exercise price of $2.45) with the Warrants (the “Placement Agent Warrants”). The Company will also reimburse the placement agent for all pre-approved expenses in connection with the Financing. In addition, the placement agent received contractual rights of indemnification from the Company relating to the placement agent’s participation in the Financing.

In the Financing, Michael R. Wigley, Chairman of the Board of the Company, purchased 58,825 shares of Common Stock and Warrants for the purchase of 23,530 shares of Common Stock, for an aggregate purchase price of $100,002.50. In addition, Great Plains Companies, Inc. (“Great Plains”) purchased 58,825 shares of Common Stock and Warrants for the purchase of 23,530 shares of Common Stock, for an aggregate purchase price of $100,002.50. Mr. Wigley is the Chief Executive Officer and the majority shareholder of Great Plains. In addition, a trust for the benefit of Mr. Wigley’s children purchased 58,825 shares of Common Stock and Warrants for the purchase of 23,530 shares of Common Stock, for an aggregate purchase price of $100,002.50.

The offer, sale and issuance to the investors of the Common Stock, the Warrants and the shares of common stock issuable upon the exercise of the Warrants have not been and will not be registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

The Company is required to register for resale under the Securities Act the shares of Common Stock issued to the investors and the shares issuable upon the exercise of the Warrants. The Company is also required to register under the Securities Act for resale by the Placement Agent the shares issuable upon the exercise of the Placement Agent Warrants.

The foregoing description of the Purchase Agreement and the Warrants and the transactions contemplated therein and thereby does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements and instruments, which are filed as exhibits to this Form 8-K and are incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

On December 8, 2004, the Company completed the Financing and issued an aggregate of 2,464,713 shares of Common Stock at an aggregate purchase price of $4,190,012.10. The Company also issued Warrants to purchase up to 985,886 shares of Common Stock, and became obligated to issue the Placement Agent Warrants to purchase up to 123,235 shares of Common Stock. For a further description of the Financing, see Item 1.01 above, which is incorporated herein by reference. The shares of Common Stock, the Warrants and the Placement Agent Warrants were issued and sold in reliance on Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, as a sale by the Company not involving a public offering. No underwriters were involved with the issuance and sale of such securities in the Financing.

Item 8.01. Other Events.

Pursuant to Rule 135c of the Securities Act of 1933, as amended, the full text of a press release issued by the Company on December 8, 2004 is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

The following exhibits are filed with this Form 8-K:

10.1	Common Stock and Warrant Purchase Agreement, dated as of December 8, 2004, by and among the Company and the investors listed on Schedule 1 thereto.

10.2	Form of Common Stock Purchase Warrant.

99.1	Press Release of the Company, dated December 8, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sontra Medical Corporation

	By:	/s/ Sean F. Moran
Date: December 9, 2004		Sean F. Moran
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Common Stock and Warrant Purchase Agreement, dated as of December 8, 2004, by and among the Company and the investors listed on Schedule 1 thereto.

10.2	Form of Common Stock Purchase Warrant.

99.1	Press Release of the Company, dated December 8, 2004.